                                                                     EXHIBIT 8.2

                                                      PRICEWATERHOUSECOOPERS LLP
                                                                      Suite 800W
                                                                1301 K St., N.W.
                                                        Washington DC 20005-3333
                                                        Telephone (202) 414 1000
                                                        Facsimile (202) 414 1301



uBid, Inc.
8550 Bryn Mawr Avenue, Suite 200
Chicago, IL 60631


March 9, 2000

                  RE: ACQUISITION OF UBID, INC. BY CMGI, INC.
                  -------------------------------------------
               Opinion Under Section 368/1/ and Related Provisions
               -------------------------    ----------------------

To The Board of Directors and Shareholders:

You have requested our opinion regarding the Federal income tax consequences of the merger of Senlix Corporation ("CMGI Sub"), a wholly owned subsidiary of CMGI, Inc. ("CMGI"), with and into uBid, Inc. ("uBid"), with uBid being the surviving corporation (the "Merger"). As a result of the Merger, uBid will be a wholly owned subsidiary of CMGI, and the former shareholders of uBid will become shareholders of CMGI.

                              BACKGROUND AND FACTS
                              --------------------
The following is a summary of the relevant facts relating to the transactions based upon the information which you have furnished to us.

CMGI
----
CMGI, a Delaware corporation, and its consolidated subsidiaries develop and operate internet and fulfillment services companies. CMGI previously operated under the name CMG Information Services, Inc. and was incorporated in 1986.

CMGI's internet strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other internet companies that have demonstrated synergies with CMGI's core businesses. CMGI's strategy also envisions and

---------------------------
/1/ All references to "section" and "Code" shall refer to the Internal Revenue
    --------------------------------------------------------------------------
    Code of 1986, as amended, and the Regulations promulgated thereunder.
    --------------------------------------------------------------------
promotes opportunities for synergistic business relationships among the internet companies within its portfolio.

CMGI Sub
--------
CMGI Sub, a Delaware corporation, is a first tier subsidiary of CMGI formed in order to effectuate the acquisition of uBid by CMGI. CMGI Sub will have no assets or activity other than effectuating the acquisition of uBid.

uBid
----
uBid was incorporated in Delaware in 1997 as a wholly-owned subsidiary of Creative Computers, Inc. ("Creative"). In December 1998, uBid completed an initial public offering of its common stock, and in June, 1999, Creative distributed all of its uBid stock to the Creative shareholders in a transaction intended to qualify for tax-free treatment under section 355. During September, 1999, uBid completed a secondary public offering for its stock. Other than the ownership of approximately 14.1% by Frank Khulusi and approximately 14.7% by Sam Khulusi, no shareholder owns over 5% of uBid's outstanding stock.

uBid operates an online auction for excess merchandise, offering close-out and refurbished products to consumers and small to medium-sized businesses. uBid's internet auctions feature a rotating selection of brand-name computer, consumer electronics and housewares, and sports and recreation products, which typically sell at significant discounts to prices found at traditional retailers.

Business Reasons for the Merger
-------------------------------
Based upon information made available to the public, it is our understanding that the acquisition of uBid by CMGI will allow CMGI to apply uBid's techniques to CMGI's existing e-commerce companies, and extend its acquired technologies into the emerging business-to-business marketplace through licensing and other channels.

                             PROPOSED TRANSACTION
                             --------------------
In order to effectuate the acquisition of uBid by CMGI, the following transactions will take place:

1. Concurrent with the following steps, certain shareholders of uBid entered into a Stockholder Agreement with CMGI./2/

2. Also concurrent with the following steps, certain shareholders of uBid entered into a Lock-Up Agreement./3/

3. CMGI will form CMGI Sub for purposes of effectuating the reverse subsidiary merger. Prior to the transactions contemplated by the Agreement and Plan of Merger and Reorganization, CMGI will own all of the outstanding stock of CMGI Sub.

4. CMGI Sub will merge with and into uBid, with uBid being the surviving corporation. By virtue of the merger, CMGI will acquire all of the outstanding stock of uBid, resulting in uBid becoming a wholly owned subsidiary of CMGI. CMGI will exchange shares of voting common stock for shares of uBid common stock. Additionally, cash will be distributed by CMGI in lieu of fractional shares./4/ The merger will occur pursuant to Delaware General Corporation Law.

5. Pursuant to the merger agreement, all outstanding uBid stock options and uBid stock warrants will be converted into CMGI stock options and CMGI stock warrants, respectively, with substantially the same terms as the surrendered uBid options and warrants./5/

No transactions other than those specifically described above are being undertaken in connection with the proposed acquisition of uBid by CMGI.

Following the transactions described above, CMGI will own all of the outstanding stock of uBid. The former shareholders of uBid and CMGI will own all of the outstanding CMGI stock.

--------------------------
/2/ Under the general terms of the Stockholder Agreement, the shareholders agree to (i) vote in favor of the merger; and (ii) grant certain voting rights to CMGI.
/3/ The terms of the Lock-Up Agreement place a restriction on certain uBid shareholders' ability to sell CMGI shares received pursuant to the merger. /4/ No cash will be paid to dissenters.
/5/ uBid's stock option plan will be terminated at the effective time of the merger, and the uBid option holders will have the ability to substitute
    CMGI stock options for their uBid stock options.

                               ISSUES PRESENTED
                               ----------------

Specifically, you have asked us to address the following issues:

1) Whether the merger of CMGI Sub with and into uBid will qualify as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E);

2) Whether gain or loss will be recognized by the shareholders of uBid upon the exchange of uBid common stock for CMGI voting common stock;

3) Whether the basis of the CMGI voting common stock received by the shareholders of uBid who exchange uBid common stock for CMGI voting common stock will be the same as the basis of the uBid common stock surrendered in exchange therefor;

4) Whether the holding period of the CMGI voting common stock received by the shareholders of uBid receiving CMGI voting common stock will include the period during which the uBid common stock surrendered in exchange therefor was held (provided that such uBid common stock was held by such shareholders of uBid as a capital asset on the effective date of the merger);

5) Whether the payment of cash in lieu of fractional shares of CMGI voting common stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by CMGI;

6) Whether gain or loss will be recognized to CMGI Sub on the transfer of its assets to uBid;

7) Whether gain or loss will be recognized to uBid upon the receipt of the assets of CMGI Sub in exchange for uBid common stock;

8) Whether the basis of the assets of CMGI Sub acquired by uBid will be the same in the hands of uBid as the basis of such assets in the hands of CMGI Sub immediately prior to the exchange;

9) Whether the holding period of the assets of CMGI Sub in the hands of uBid will, in each instance, include the period during which the assets were held by CMGI Sub; and

10) Whether gain or loss will be recognized to CMGI upon the receipt of uBid stock in exchange for voting common stock of CMGI Sub.

                                  CONCLUSIONS
                                  -----------

As part of our review of the transaction, we have read a draft Form S-4 dated March 2, 2000, as well as a draft Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated February 9, 2000 by and among CMGI and uBid. In addition, we have also read the Stockholder Agreement (Exhibit
A), the Lockout Agreement (Exhibit B) and the Affiliate Agreement (Exhibit C) with respect to the Merger Agreement

Our opinions are based solely upon the material facts being as described in the Merger Agreement and referenced exhibits being effected in accordance with the terms set forth therein, and the assumptions and representations made and contained herein being true, correct and complete. In rendering our opinions we have relied upon the Merger Agreement and its exhibits and the representations and assumptions referred to herein without undertaking independently to verify the accuracy and completeness of the matters covered thereby. In the event any one of the representations or assumptions is incorrect, the conclusions reached in this opinion might be adversely affected.

This opinion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, subchapter "S" corporations, limited liability corporations, foreign corporations, and taxpayers subject to the alternative minimum tax.

It is our opinion, based on the facts, assumptions and representations contained herein, that:

1) Provided the merger of CMGI Sub with and into uBid qualifies as a merger under Delaware law, the merger of CMGI Sub with and into uBid will qualify as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E);

2) No gain or loss will be recognized by the shareholders of uBid upon the exchange of uBid common stock solely for shares of CMGI voting common stock (including fractional shares) (section 354(a)(1));

3) The basis of the CMGI voting common stock received by the shareholders of uBid (including fractional shares) upon the exchange of uBid common stock solely for shares of CMGI voting common stock will be the same as the basis of the uBid common stock surrendered in exchange therefor
    (section 358(a)(1));

4) The holding period of the CMGI voting common stock received by the shareholders of uBid (including fractional shares) receiving CMGI voting common stock will include the period during which the uBid common stock surrendered in exchange therefor was held (provided that such common stock of uBid was held by such shareholders as a capital asset at the time of the transaction) (section 1223(1));

5) The payment of cash in lieu of fractional shares of CMGI voting common stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by CMGI. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574);

6) No gain or loss will be recognized to CMGI Sub on the transfer of its assets to uBid (section 361(a));

7) No gain or loss will be recognized to uBid upon the receipt of the assets of CMGI Sub in exchange for uBid common stock (section 1032(a));

8) The basis of the assets of CMGI Sub acquired by uBid will be the same in the hands of uBid as the basis of such assets in the hands of CMGI Sub immediately prior to the exchange (section 362(b));

9) The holding period of the assets of CMGI Sub in the hands of uBid will, in each instance, include the period during which the assets were held by CMGI Sub (section 1223(2)); and

10) No gain or loss will be recognized to CMGI upon the receipt of uBid stock in exchange for voting stock of CMGI Sub (section 354(a)(1)).

                                Representations
                                ---------------
The following representations have been made to the best of the knowledge of the management of uBid and CMGI and form a material part of this opinion. If any one of these representations is not correct, the opinions contained herein may require substantial revision.

1. Pursuant to the Merger, CMGI Sub will merge with and into uBid, and uBid will acquire substantially all of the assets and liabilities of CMGI Sub. Specifically, the assets transferred to uBid pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by CMGI Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by uBid immediately prior to the Merger will continue to be held by uBid immediately after the Merger. For purposes of this representation, the following assets will be treated as assets held by uBid or CMGI Sub, as the case may be, immediately prior but not subsequent to the Merger: (i) assets disposed of by uBid or CMGI Sub (other than assets transferred from CMGI Sub to uBid in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by uBid, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with CMGI regarding the Merger (the "Pre-Merger Period")); (ii) assets used by uBid or CMGI Sub to pay shareholders receiving cash in lieu of fractional shares of CMGI stock, or to pay other expenses or liabilities incurred in connection with the Merger; and (iii) assets used to make distribution, redemption, or other payments in respect of uBid stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto.

2. The Merger will be undertaken by CMGI and CMGI Sub for valid business purposes and not for the purpose of tax avoidance.

3. Prior to the Merger, CMGI will be in "Control" of CMGI Sub. As used in this letter, "Control" shall consist of direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

4. In the Merger, shares of uBid stock representing Control of uBid will be exchanged solely for voting stock of CMGI ("CMGI Stock"). For purposes of this representation, shares of uBid stock exchanged in the Merger for cash or other property (including, without limitation, cash paid to uBid shareholders in lieu of fractional shares of CMGI Stock) will be treated as uBid stock outstanding at the time of the Merger but not exchanged for CMGI Stock.

5. CMGI has no plan or intention to cause uBid to issue additional shares of its stock, or to take any other action, that would result in CMGI losing Control of uBid.

6. Neither CMGI, nor any person related to CMGI, has any plan or intention to reacquire any of the CMGI Stock issued pursuant to the Merger.

7. CMGI has no plan or intention to liquidate uBid; to merge uBid with or into another corporation, including CMGI or its affiliates; to sell, distribute, or otherwise dispose of the stock of uBid, except for transfers of stock to corporations Controlled by CMGI, as described in Section 368(a)(2)(C) and Treasury Regulation Section 1.368-2(k); to cause uBid to sell, distribute, or otherwise dispose of the stock of uBid; or to cause uBid to sell or otherwise dispose of any of its assets or of any of the assets acquired from CMGI Sub in the Merger, except for dispositions made in the ordinary course of business, or transfers of assets to a corporation Controlled by uBid, as described in Section 368(a)(2)(C) and Treasury Regulation
    Section 1.368-2(k).

8. In the Merger, CMGI Sub will have no liabilities assumed by uBid and will not transfer to uBid any assets subject to liabilities. At the time of the Merger, CMGI Sub's liabilities will not exceed the tax basis of its assets.

9. Following the Merger, CMGI will continue uBid's historic business or use a significant portion of uBid's historic business assets in a business. For this purpose, CMGI shall be treated as conducting the business and holding the assets of related entities, as described in Treasury Regulation Section 1.368-1(d)(4).

10. To the best of the knowledge and belief of management of uBid and CMGI during the past five (5) years, and at present, none of the outstanding shares of uBid stock, including the right to acquire or vote any such shares have, directly or indirectly, been owned by CMGI or CMGI's affiliates.

11. Neither uBid, CMGI nor CMGI Sub is an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv).

12. No uBid shareholder is acting as agent for CMGI in connection with the Merger or approval thereof. CMGI will not reimburse any uBid shareholder for uBid stock such shareholder may have purchased or for other obligations such shareholder may have incurred.

13. Neither uBid, CMGI nor CMGI Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

14. Neither CMGI nor any person related to CMGI within the meaning of Treasury Regulation Section 1.368-1(e)(3) acquired any stock of uBid pursuant to Sales (as defined below) during the Pre-Merger Period or has any plan or intention (a "Plan") to acquire pursuant to Sales (as defined below) any CMGI stock received in the Merger by any uBid shareholder. As used herein, "Sales" means any sales, exchanges, transfers, pledges, dispositions, or any other transactions that result in a direct or indirect transfer of the risk of ownership.

15. Except with respect to payments of cash to uBid shareholders in lieu of fractional shares of CMGI Stock, one hundred percent (100%) of the uBid stock outstanding immediately prior to the Merger will be exchanged solely for CMGI Stock. Thus, except as set forth in the preceding sentence, CMGI and CMGI Sub intend that no consideration be paid or received (directly or indirectly, actually or constructively) for uBid stock other than CMGI Stock.

16. The total fair market value of all consideration other than CMGI Stock received by uBid shareholders in the Merger (including, without limitation, cash paid to uBid shareholders in lieu of fractional shares of CMGI Stock) will be less than twenty percent (20%) of the aggregate fair market value of the uBid stock outstanding immediately prior to the Merger.

17. The fair market value of the CMGI Stock received by each uBid shareholder will be approximately equal to the fair market value of the uBid stock surrendered in exchange therefor, and the aggregate consideration received by uBid shareholders in exchange for their uBid stock will be approximately equal to the fair market value of all of the outstanding shares of uBid stock immediately prior to the Merger.

18. Under Section 2.2(e) of the Merger Agreement, in lieu of any fractional shares of CMGI Stock that would otherwise be issued, each uBid shareholder shall receive cash. The payment of cash in lieu of fractional shares of CMGI Stock will be made solely for the purpose of avoiding the expense and inconvenience to CMGI of issuing fractional shares and will not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the uBid shareholders in lieu of issuing fractional shares of CMGI Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the uBid shareholders in exchange for their shares of uBid stock. The fractional-share interests of each holder of uBid stock will be aggregated, and no holder of uBid stock will receive cash in an amount equal to or greater than the value of one full share of CMGI Stock.

19. No shares of CMGI Sub have been or will be used as consideration or issued to uBid shareholders pursuant to the Merger.

20. CMGI, CMGI Sub, uBid, and the uBid shareholders will each pay separately its or their own expenses, if any, relating to the Merger.

21. There is no intercorporate indebtedness existing between CMGI and uBid or between CMGI Sub and uBid that was issued, acquired, or will be settled at a discount, and CMGI will assume no liabilities of uBid or any uBid shareholder in connection with the Merger.

22. The terms of the Merger Agreement are the product of arm's-length negotiations.

23. None of the compensation received by any shareholder-employees of uBid will be separate consideration for, or allocable to, any of their shares of uBid stock; none of the shares of CMGI Stock received by any shareholder-employees of uBid will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of uBid will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

24. Other than in the ordinary course of business or pursuant to its obligations under the Merger Agreement, uBid has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger (or any other corporate acquisition) or during the Pre-Merger Period.

25. At the time of the Merger, there will not be outstanding any equity interests in uBid other than those disclosed in Section 3.2 of the Merger Agreement, or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in uBid or any other equity interest in uBid that, if exercised or converted, would affect CMGI's acquisition or retention of Control of uBid. As used in this letter, "Control" shall consist of direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

26. uBid has no plan or intention to issue additional shares of its stock, or to take any other action, that would result in CMGI losing Control of uBid.

27. uBid has no knowledge of any plan or intention of CMGI, or a person related to CMGI, to reacquire any of the CMGI Stock issued pursuant to the Merger.

28. uBid has no plan or intention to sell, distribute, or otherwise dispose of any of its assets or of any of the assets acquired from CMGI Sub in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation Controlled by uBid, as described in
     Section 368(a)(2)(C) and Treasury Regulation Section 1.368-2(k).

29. To the best of uBid's knowledge and belief, in the Merger, CMGI Sub will have no liabilities assumed by uBid and will not transfer to uBid any assets subject to liabilities. uBid has no knowledge or belief that, at the time of the Merger, CMGI Sub's liabilities will exceed the tax basis of its assets.

30. The liabilities of uBid have been incurred by uBid in the ordinary course of its business.

31. At the time of the Merger, the fair market value of the assets of uBid will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

32. Neither uBid nor any person related to uBid within the meaning of Treasury Regulation Section 1.368-1(e)(3) acquired any stock of uBid pursuant to Sales (as defined below) during the Pre-Merger Period. As used herein, "Sales" means any sales, exchanges, transfers, pledges, dispositions, or any other transactions that result in a direct or indirect transfer of the risk of ownership.

33. Other than shares of uBid stock or options to acquire uBid stock issued as compensation to present or former service providers (including, without limitation, employees and directors) of uBid in the ordinary course of business, if any, no issuances of uBid stock or rights to acquire uBid stock have occurred or will occur during the Pre-Merger Period other than pursuant to options, warrants, or agreements outstanding prior to the Pre-Merger Period.

                        FEDERAL INCOME TAX CONSEQUENCES
                        -------------------------------

STATUTORY REQUIREMENTS OF REORGANIZATIONS UNDER SECTION 368(a)(2)(E)
--------------------------------------------------------------------
Treas. Reg. section 1.368-2(b)(1) provides that in order to qualify as a reorganization under section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state or territory or the District of Columbia.

Section 368(a)(2)(E) provides that a merger that would otherwise qualify as a tax-free reorganization under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation which before the merger was in control of the merged corporation is used in the transaction if:

(i) after the transaction, the corporation surviving the merger holds substantially all of its properties and substantially all of the properties of the merged corporation (the "substantially all of the properties" requirement); and
(ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation (the "control" requirement).

   Substantially All of the Properties Requirement
   -----------------------------------------------
For purposes of obtaining a private letter ruling from the Internal Revenue Service (the "Service" or "IRS"), the substantially all requirement is considered to be satisfied if at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation prior to the transaction are acquired. Also, the Service treats amounts paid to dissenters, amounts paid for reorganization expenses, and amounts paid for redemptions and distributions (except for regular, normal distributions) as assets held immediately before the transaction. This standard exists only for purposes of obtaining a private letter ruling and is not a positive rule of law. See section 7.05.3 of Rev. Proc 86-42./6/

It has been represented that, following the transaction, uBid will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of CMGI Sub's net assets and at least 70 percent of the fair market value of the CMGI Sub's gross assets held immediately prior to the transaction. This representation takes into account cash paid in lieu of fractional shares.
---------------------------
/6/ 1986-2 C.B. 722.

Therefore, the substantially all of the properties requirement of section 368(a)(2)(E) will be satisfied with respect to uBid and CMGI Sub in the proposed transaction.

   Control Requirement
   -------------------

In order for a merger to qualify under sections 368(a)(1)(A) and 368(a)(2)(E), the former shareholders of the surviving corporation must exchange stock in the surviving corporation representing control of such corporation for voting stock of a corporation controlling the merged corporation. Control for purposes of section 368(a)(2)(E) is defined under section 368(c). Under section 368(c), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all shares entitled to vote and at least 80 percent of the total number of shares of each class of nonvoting stock of the corporation.

Immediately prior to the merger of CMGI Sub with and into uBid, CMGI Sub will be a wholly owned subsidiary of CMGI; therefore, CMGI will be in control of CMGI Sub as required under section 368(a)(2)(E). Immediately prior to the merger of CMGI Sub with and into uBid, uBid shareholders will own 100 percent of the outstanding uBid stock. In the merger of CMGI Sub with and into uBid, the uBid shareholders will exchange 100 percent of the uBid stock solely for CMGI voting stock./7/ Therefore, the uBid shareholders will exchange stock in uBid representing control of uBid for voting stock of CMGI, thereby satisfying the control requirement of a section 368(a)(2)(E) merger.

   Cash in Lieu of Fractional Shares
   ---------------------------------
Rev. Rul. 66-365/8/ states that the `solely for voting stock' requirement is satisfied in situations where the acquiring corporation pays cash in lieu of issuing fractional shares to shareholders of the acquired corporation who are entitled to fractional share interests, and the cash is not separately bargained for consideration, but merely represents a mechanical rounding-off of the fractions in the exchange. In a reorganization defined under section 368(a)(1)(A), where such cash is so received, it is treated under section 302 as having been paid to the shareholders in redemption of the fractional share interests to which they were entitled. Each shareholder's redemption is treated as a distribution in full payment in exchange for his fractional share interest under section 302(a), provided the redemption is not essentially equivalent to a dividend.

---------------------------
/7/ Pursuant to the agreement, we understand that fractional shares of uBid will be exchanged for cash from CMGI. Such exchanges will not impair CMGI from obtaining control under section 368(c) of uBid. Accordingly, the tax-free nature of the merger will not be affected by these exchanges.

/8/ 1966-2 C.B. 116.

In the instant case, it has been represented that the payment of cash in lieu of fractional shares of CMGI voting stock will be made solely for the purpose of avoiding the expense and inconvenience to CMGI of issuing fractional shares and will not represent separately bargained-for consideration. Accordingly, the shareholders of uBid will be afforded sale or exchange treatment under section 302(a) with respect to any cash received in lieu of fractional shares, as provided for in Rev. Rul. 66-365. Furthermore, the issuance of cash in lieu of fractional shares will not impair the Merger from qualifying as a tax-free reorganization under sections 368(a)(1)(A) and 368(a)(2)(E).

Provided that the merger of CMGI Sub with and into uBid will occur pursuant to Delaware law, in our opinion, because the substantially all the properties and control requirements of section 368(a)(2)(E) will be satisfied in the proposed transaction, the merger of CMGI Sub with and into uBid will satisfy all the statutory requirements for a tax-free reorganization under section 368(a)(2)(E).

JUDICIAL REQUIREMENTS OF REORGANIZATIONS
----------------------------------------
In order for a transaction to qualify as a tax-free reorganization under section 368, certain judicial requirements must also be satisfied. These judicial requirements are business purpose, continuity of business enterprise, and continuity of interest. These judicial requirements have been developed through case law over the years and have been adopted in the Treasury Regulations under section 368.

   Business Purpose
   ----------------
As established by Gregory v. Helvering,/9/ there must be a valid corporate
                  -------    ---------
business purpose for the reorganization. This judicial requirement is incorporated in Treas. Reg. sections 1.368-l(b), 1.368-l(c), and 1.368-2(g). In accordance with the background to the merger described above, CMGI and uBid believe that their affiliation will substantially enhance CMGI's business-to-business e-commerce network, as well as help drive internet traffic to uBid, thereby enabling its auction site to compete more effectively. Based upon the foregoing, the business reasons for the transaction should constitute a valid business purpose.

   Continuity of business enterprise
   ---------------------------------

Treas. Reg. section 1.368-l(d) requires the transaction to meet the continuity of business enterprise test. Treas. Reg. 1.368-1(d)(2) requires the acquiring corporation to either continue the acquired corporation's historic business or use a significant portion of the acquired
---------------------------
/9/ 293 U.S. 465(1935).

corporation's historic business assets in a business. As represented above, uBid and CMGI intend to continue the historic business lines of uBid or use a significant portion of uBid's historic assets in its business. Therefore, the transaction should meet the continuity of business enterprise test.

   Continuity of shareholder interest
   ----------------------------------
The transaction must satisfy the shareholder continuity of interest test under Treas. Reg. section 1.368-l(b). This requires the former shareholders of uBid to receive a substantial continuing interest in CMGI in the reorganization in the form of an equity interest in CMGI. As provided in the plan of reorganization, subject to cash issued in lieu of fractional shares, the shareholders of uBid will exchange all of their shares of uBid solely for shares of CMGI. To the best of the knowledge of the management of both uBid and CMGI, there is no plan or intention by CMGI or any person related to CMGI to acquire any of the CMGI shares issued by CMGI in the Merger to the uBid shareholders. Accordingly, the continuity of shareholder interest test should be satisfied for the transaction under these facts.

Because the transaction satisfies all statutory and judicial requirements for a tax-free reorganization, the merger of CMGI Sub with and into uBid will qualify as a reorganization under sections 386(a)(1)(A) and 368(a)(2)(E).

                             SUBSTANTIAL AUTHORITY
                             ---------------------
Providing the facts, assumptions, and representations contained herein are correct, substantial authority, within the meaning of Section 6662 of the Code, exists to reach the conclusions made in this opinion.

                            CAVEATS AND LIMITATIONS
                            -----------------------
1) Our opinion is based upon the facts presented and representations made to us as described above in this letter. If the facts differ from those noted above, or if any of the representations are not accurate, our opinion may change.

2) The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures as of the date of this opinion letter. This opinion is not binding upon the Internal Revenue Service or the courts. It is our opinion that the IRS will not successfully assert a contrary position, although this cannot be guaranteed in the absence of a private letter ruling from the IRS. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

3) This opinion does not address any federal tax consequences of the transactions set forth above, or transactions related or proximate to the transactions set forth above, except as specifically set forth herein. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth above, or transactions related to the transactions set forth above. Specifically, this opinion does not address any federal tax consequences regarding any transactions whatsoever, if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions set forth herein are not true and accurate at all relevant times. In the event any one of the assumptions is incorrect, the conclusions reached in this opinion might be adversely affected.

4) We have relied upon legal counsel regarding matters of law outside the tax area including, for example, the validity of (1) the corporations involved in the proposed transactions, and (2) the Agreement and Plan of Merger and Reorganization, including the appropriate and timely filings of each with the federal and state government agencies as appropriate.

5) PricewaterhouseCoopers LLP consents to the inclusion of this opinion in the S-4 describing the acquisition of uBid by CMGI.


                         *  *  *  *  *  *  *  *  *  *

If you have any questions, please call Mark W. Boyer at (202) 414-1629 or Albert Remeikis at (202) 414-1602.

Sincerely,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP